              SECURITIES AND EXCHANGE COMMISSION
                    Washington, D.C.  20549


                         SCHEDULE 13G

           Under the Securities Exchange Act of 1934
                      (Amendment No. 1)*


                         AIRGAS, INC.
             _____________________________________

                       (Name of Issuer)


                         COMMON STOCK
             _____________________________________

                (Title of Class of Securities)


                          009363 10 2
             _____________________________________
                        (CUSIP Number)

Check the following box if a fee is being paid with this statement//. (A fee is not required only if the filing person:
(1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 7; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

               (Continued on following page(s))





                      Page 1 of 11 pages

CUSIP No.  009363 10 2  13G                   Page 2 of 11 pages


1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     McClain Corporation

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*  (a) |X|

                                                        (b) | |


3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

                                 5.   SOLE VOTING POWER

     NUMBER OF                                   -0-
      SHARES
    BENEFICIALLY                 6.   SHARED VOTING POWER
      OWNED BY
        EACH                               1,680,000
     REPORTING
      PERSON
       WITH                      7.   SOLE DISPOSITIVE POWER

                                                 -0-

                                 8.   SHARED DISPOSITIVE POWER

                                           1,680,000

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON

                   1,680,000

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*                                     | |


11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                   5.46%

12.   TYPE OF REPORTING PERSON*

                   CO

CUSIP No.  009363 10 2  13G                   Page 3 of 11 pages


1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Arthur W. McClain

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*  (a) |X|

                                                        (b) | |

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

                                 5.   SOLE VOTING POWER

     NUMBER OF                                56,000
      SHARES
    BENEFICIALLY                 6.   SHARED VOTING POWER
      OWNED BY
        EACH                               1,680,000
     REPORTING
      PERSON
       WITH                      7.   SOLE DISPOSITIVE POWER

                                              56,000

                                 8.   SHARED DISPOSITIVE POWER

                                           1,680,000

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON

                   1,736,000

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*                                     | |


11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 5.64%

12.   TYPE OF REPORTING PERSON*

                   IN

CUSIP No.  009363 10 2  13G                   Page 4 of 11 pages


1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Helen S. McClain

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*  (a) |X|

                                                        (b) | |

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

                                 5.   SOLE VOTING POWER

     NUMBER OF                                   -0-
      SHARES
    BENEFICIALLY                 6.   SHARED VOTING POWER
      OWNED BY
        EACH                               1,680,000
     REPORTING
      PERSON
       WITH                      7.   SOLE DISPOSITIVE POWER

                                                 -0-

                                 8.   SHARED DISPOSITIVE POWER

                                           1,680,000

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON

                   1,680,000

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*                                     | |


11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  5.46%

12.   TYPE OF REPORTING PERSON*

                   IN

CUSIP No.  009363 10 2  13G                   Page 5 of 11 pages


1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Scott D. McClain

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*  (a) |X|

                                                        (b) | |

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

                                 5.   SOLE VOTING POWER

     NUMBER OF                                12,500
      SHARES
    BENEFICIALLY                 6.   SHARED VOTING POWER
      OWNED BY
        EACH                               1,680,000
     REPORTING
      PERSON
       WITH                      7.   SOLE DISPOSITIVE POWER

                                              12,500

                                 8.   SHARED DISPOSITIVE POWER

                                           1,680,000

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON

                   1,692,500

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*                                     | |


11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  5.5%

12.   TYPE OF REPORTING PERSON*

                   IN

CUSIP No.  009363 10 2  13G                   Page 6 of 11 pages


1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Kelly W. McClain

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*  (a) |X|

                                                        (b) | |

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

                                 5.   SOLE VOTING POWER

     NUMBER OF                                 2,630
      SHARES
    BENEFICIALLY                 6.   SHARED VOTING POWER
      OWNED BY
        EACH                               1,683,660
     REPORTING
      PERSON
       WITH                      7.   SOLE DISPOSITIVE POWER

                                               2,630

                                 8.   SHARED DISPOSITIVE POWER

                                           1,683,660

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON

                   1,686,290

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*                                     | |


11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  5.48%

12.   TYPE OF REPORTING PERSON*

                   IN

CUSIP No.  009363 10 2  13G                   Page 7 of 11 pages



1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Margaret S. McClain

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*  (a) |X|

                                                        (b) | |

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

                                 5.   SOLE VOTING POWER

     NUMBER OF                                 2,500
      SHARES
    BENEFICIALLY                 6.   SHARED VOTING POWER
      OWNED BY
        EACH                               1,680,000
     REPORTING
      PERSON
       WITH                      7.   SOLE DISPOSITIVE POWER

                                               2,500

                                 8.   SHARED DISPOSITIVE POWER

                                           1,680,000

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON

                   1,682,500

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*                                     | |


11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                   5.47%

12.   TYPE OF REPORTING PERSON*

                   IN

CUSIP No.  009363 10 2  13G                   Page 8 of 11 pages


Item 1(a)  Name of Issuer

           Airgas, Inc.

Item 1(b)  Address of Issuer's Principal Executive Offices

           Five Radnor Corporate Center
           Suite 550
           100 Matsonford Road
           Radnor, Pennsylvania  19087

Item 2(a)  Name of Persons Filing

           This Schedule 13G is being jointly filed by the McClain Corporation, Arthur W. McClain, Scott D. McClain, Kelly W. McClain, Margaret S. McClain and Helen S. McClain (collectively the "Reporting Persons").

Item 2(b)  Address of Principal Business Office for all of the
           Reporting Persons, except Helen S. McClain, is:

           McClain Corporation
           304 West Jackson Street
           Woodstock, Illinois  60098

           Address of Residence for Helen S. McClain:
           221 Arthur Drive
           Woodstock, Illinois  60098

Item 2(c)  Citizenship

           With regard to McClain Corporation: The state of incorporation is Delaware.

           With regard to all other Reporting Persons:
           United States

Item 2(d)  Title of Class of Securities

           Common Stock, par value $.01 per share

Item 2(e)  CUSIP Number

           009363 10 2

Item 3     Not Applicable

Item 4     Ownership

CUSIP No.  009363 10 2  13G                   Page 9 of 11 pages


Item 5   Ownership of Five Percent or Less of a Class

         Not Applicable

Item 6   Ownership of More than Five Percent on Behalf of
         Another Person

         No other person has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of issuer's shares which are the subject of this Amendment to Schedule 13G; except that, with respect to the 6,290 shares beneficially owned by Kelly W. McClain, 3,200 shares are owned jointly with his spouse and 460 are owned by his spouse.


Item 7   Identification and Classification of the Subsidiary
         Which Acquired the Security Being Reported on By the
         Parent Holding Company

         Not Applicable


Item 8   Identification and Classification of Members of the
         Group

         Not Applicable


Item 9   Notice of Dissolution of Group

         Not Applicable.


Item 10  Certification

         Not Applicable.

CUSIP No.  009363 10 2  13G                   Page 10 of 11 pages



Signature

   After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 14, 1994
- ---------------------------------------
Date


McClain Corporation

By: /s/  Scott D. McClain
- ---------------------------------------

Scott D. McClain, Vice President
- ---------------------------------------
Name/Title



/s/  Arthur W. McClain
- ---------------------------------------
Arthur W. McClain


/s/  Scott D. McClain
- ---------------------------------------
Scott D. McClain


/s/ Kelly W. McClain
- ---------------------------------------
Kelly W. McClain


/s/  Margaret S. McClain
- ---------------------------------------
Margaret S. McClain


/s/  Helen S. McClain
- ---------------------------------------
Helen S. McClain

CUSIP No.  009363 10 2   13G                Page 11 of 11 pages


                          EXHIBIT "A"

                    Joint Filing Agreement


     The undersigned agree that the foregoing Amendment No. 1 to
Schedule 13G, dated February 14, 1994 is being filed with the Securities and Exchange Commission on behalf of each of the undersigned pursuant to Rule 13d-1(f).

Dated:  February 14, 1994

McClain Corporation


By: /s/  Scott D. McClain
- ---------------------------------------

Scott D. McClain, Vice President
- ---------------------------------------
Name/Title


/s/  Arthur W. McClain
- ---------------------------------------
Arthur W. McClain


/s/  Scott D. McClain
- ---------------------------------------
Scott D. McClain


/s/ Kelly W. McClain
- ---------------------------------------
Kelly W. McClain


/s/  Margaret S. McClain
- ---------------------------------------
Margaret S. McClain


/s/  Helen S. McClain
- ---------------------------------------
Helen S. McClain
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